Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports First Quarter 2026 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., May 6, 2026: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended March 31, 2026. Total revenues in the first quarter of 2026 decreased by two percent year-over-year to $781.5 million, compared to $794.4 million in the first quarter of 2025.
“In the first quarter of 2026, we extended our run of clinical success, with positive results from both our ADVANCE OUTCOMES and TETON-1 studies,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “These readouts have the potential to meaningfully expand the breadth of our future growth and support further revenue diversification while reinforcing our long-term commitment to advancing therapies for patients with serious cardiopulmonary and respiratory disease. Moreover, given these successes, we’re excited to announce our development plans in pulmonary hypertension and fibrosis for ralinepag DPI, which we believe has the potential to achieve once-daily dosing and help broaden our therapeutic reach greater than ever before.”
Michael Benkowitz, President and Chief Operating Officer of United Therapeutics, added, “While the competitive landscape for inhaled prostacyclins remains dynamic, our continued growth for Tyvaso DPI reflects the resilience of our commercial strategy. Going forward, we are committed to further sharpening our execution with relentless drive and unwavering discipline to return to sequential quarterly revenue growth across our commercial portfolio in the near term.”
First Quarter 2026 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025

Total revenues	$781.5	$794.4	$(12.9)	(2)%
Net income	$274.9	$322.2	$(47.3)	(15)%
Net income, per basic share	$6.32	$7.18	$(0.86)	(12)%
Net income, per diluted share	$5.82	$6.63	$(0.81)	(12)%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025
Net product sales:
Tyvaso DPI®	$330.3	$302.5	$27.8	9%
Nebulized Tyvaso®	127.2	163.8	(36.6)	(22)%
Total Tyvaso	457.5	466.3	(8.8)	(2)%
Remodulin®(1)	126.6	138.2	(11.6)	(8)%
Orenitram®	135.6	120.7	14.9	12%
Unituxin®	53.6	58.2	(4.6)	(8)%
Adcirca®	2.9	6.0	(3.1)	(52)%
Other	5.3	5.0	0.3	6%
Total revenues	$781.5	$794.4	$(12.9)	(2)%
(1) Net product sales include sales of infusion devices, including the Remunity® and RemunityPRO® Pumps.
Total Tyvaso revenues decreased by two percent to $457.5 million in the first quarter of 2026, compared to $466.3 million in the first quarter of 2025, driven by a decrease in Nebulized Tyvaso revenues, partially offset by growth in Tyvaso DPI revenues. The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold of $16.0 million and, to a lesser extent, a price increase. The decrease in Nebulized Tyvaso revenues resulted primarily from a decrease in U.S. quantities sold of $33.3 million and, to a lesser extent, a decrease in international revenues, partially offset by a price increase. The decrease in Remodulin revenues resulted primarily from a decrease in quantities sold of $11.1 million. The growth in Orenitram revenues resulted primarily from an increase in quantities sold of $10.2 million.
The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended March 31,
	2026			2025
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI	$330.3	$—	$330.3	$302.5	$—	$302.5
Nebulized Tyvaso	112.6	14.6	127.2	138.6	25.2	163.8
Total Tyvaso	442.9	14.6	457.5	441.1	25.2	466.3
Remodulin(1)	108.8	17.8	126.6	120.2	18.0	138.2
Orenitram	135.6	—	135.6	120.7	—	120.7
Unituxin	49.0	4.6	53.6	56.9	1.3	58.2
Adcirca	2.9	—	2.9	6.0	—	6.0
Other	5.0	0.3	5.3	4.7	0.3	5.0
Total revenues	$744.2	$37.3	$781.5	$749.6	$44.8	$794.4
(1) Net product sales include sales of infusion devices, including the Remunity and RemunityPRO Pumps.

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Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025
Category:
Cost of sales	$132.4	$91.6	$40.8	45%
Share-based compensation expense(1)	1.0	0.9	0.1	11%
Total cost of sales	$133.4	$92.5	$40.9	44%
(1)See Share-based compensation expense below for discussion.
Cost of sales, excluding share-based compensation. The increase in cost of sales for the three months ended March 31, 2026, compared to the same period in 2025, was mainly due to an increase in inventory reserve expense. Of this increase amount, $26.8 million relates to an estimated loss from a commercial supply agreement that we maintain to provide sufficient Tyvaso DPI inventory to meet the needs of our patients.
Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025
Category:
External research and development(1)	$57.8	$57.2	$0.6	1%
Internal research and development(2)	58.3	48.3	10.0	21%
Share-based compensation expense(3)	5.4	6.9	(1.5)	(22)%
Other(4)	16.7	36.6	(19.9)	(54)%
Total research and development expense	$138.2	$149.0	$(10.8)	(7)%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before regulatory approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before regulatory approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation expense below for discussion.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development, excluding share-based compensation. The decrease in research and development expense for the three months ended March 31, 2026, as compared to the same period in 2025, was primarily due to a decrease in milestone payments for drug delivery device technologies, partially offset by an increase in personnel expenses.

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Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025
Category:
General and administrative	$127.9	$119.5	$8.4	7%
Sales and marketing	28.7	26.6	2.1	8%
Share-based compensation expense(1)	27.5	24.0	3.5	15%
Total selling, general, and administrative expense	$184.1	$170.1	$14.0	8%
(1)    See Share-based compensation expense below for discussion.
Share-based compensation expense. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2026	2025
Category:
Stock options	$11.5	$8.5	$3.0	35%
Restricted stock units	21.5	23.4	(1.9)	(8)%
Share tracking awards plan	—	(0.8)	0.8	100%
Employee stock purchase plan	0.9	0.7	0.2	29%
Total share-based compensation expense	$33.9	$31.8	$2.1	7%
The increase in share-based compensation expense for the three months ended March 31, 2026, as compared to the same period in 2025, was primarily due to an increase in the number of unvested and outstanding performance-based stock options during the three months ended March 31, 2026, as compared to the same period in 2025.
Other expense, net. The change in other expense, net for the three months ended March 31, 2026, as compared to the same period in 2025, was primarily due to net unrealized losses on equity securities.
Income tax expense. Income tax expense for the three months ended March 31, 2026 and 2025 was $43.4 million and $101.3 million, respectively. Our effective income tax rate (ETR) for the three months ended March 31, 2026 and 2025 was 14 percent and 24 percent, respectively. Our ETR for the three months ended March 31, 2026 decreased compared to our ETR for the three months ended March 31, 2025, primarily due to increased excess tax benefits from share-based compensation.
Share repurchase. In March 2026, our Board of Directors approved a share repurchase program authorizing up to $2.0 billion in aggregate repurchases of our common stock, which program expires on March 9, 2027. In March 2026, we also entered into accelerated share repurchase agreements (the 2026 ASR agreements) with Citibank, N.A. to repurchase approximately $1.5 billion of our common stock. During the three months ended March 31, 2026, we received 2,164,459 shares of our common stock under the 2026 ASR agreements. As of March 31, 2026, $500 million remained available under our Board's share repurchase authorization through March 9, 2027.
Webcast
We will host a webcast to discuss our first quarter 2026 financial results on Wednesday, May 6, 2026, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. An investor presentation is available now, and after the webcast a replay of the webcast will also be available, at the same location on our website.

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About United Therapeutics
Founded by CEO Martine Rothblatt to discover a cure for her daughter's life-threatening rare disease, pulmonary arterial hypertension, United Therapeutics transforms the treatment of rare diseases and pioneers alternatives to expand the supply of transplantable organs. From our innovative therapies to our groundbreaking manufactured organs, we are bold and unconventional. We move quickly from scientific theory to practical technologies that can save lives. As a public benefit corporation, even our legal structure reflects our commitments. We serve patients, act with integrity, create long-term shareholder value, and operate with sustainable practices that protect the future we are working to build.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to the potential for the results of our ADVANCE OUTCOMES and TETON-1 clinical studies to meaningfully expand the breadth of our future growth and support further revenue diversification while reinforcing our long-term commitment to advancing therapies for patients with serious cardiopulmonary and respiratory disease; our development plans for ralinepag DPI; the potential for ralinepag DPI to achieve once-daily dosing and help broaden our therapeutic reach; our efforts to return to sequential quarterly revenue growth across our commercial portfolio; the potential that we may utilize the remaining $500 million under our $2.0 billion share repurchase authorization; and our goals of expanding the supply of transplantable organs, developing practical technologies that can save lives, creating long-term shareholder value, and operating with sustainable practices. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of May 6, 2026, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation. REMUNITYPRO is a trademark of United Therapeutics Corporation.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Investor Inquiries
https://ir.unither.com/contact-ir
Media Inquiries
communications@unither.com

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Total revenues	$781.5	$794.4
Operating expenses:
Cost of sales	133.4	92.5
Research and development	138.2	149.0
Selling, general, and administrative	184.1	170.1
Total operating expenses	455.7	411.6
Operating income	325.8	382.8
Interest income	41.8	51.1
Interest expense	(3.0)	(6.1)
Other expense, net	(46.3)	(4.3)
Total other (expense) income, net	(7.5)	40.7
Income before income taxes	318.3	423.5
Income tax expense	(43.4)	(101.3)
Net income	$274.9	$322.2
Net income per common share:
Basic	$6.32	$7.18
Diluted	$5.82	$6.63
Weighted average number of common shares outstanding:
Basic	43.5	44.9
Diluted	47.2	48.6

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

March 31, 2026
Cash, cash equivalents, and marketable investments	$3,471.1
Total assets	6,714.2
Total liabilities	813.1
Total stockholders’ equity	5,901.1

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